Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors
Bar Harbor Bankshares

We consent to the incorporation by reference in this S-8 Registration Statement or our report dated September 24, 2004, related to the statement of net assets available for benefits of the Bar Harbor Bankshares 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of Bar Harbor Bankshares 401(k) Plan.

KPMG LLP
Albany, New York

February 22, 2005